EXHIBIT 16.1

Liggett, Vogt and Webb PA

432 Park Ave South

New York, NY 10016

October 23, 2015

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of MOJO Organics, Inc.’s (the “Company”) Form 8-K dated October 23, 2015, and are in agreement with the statements relating only to Liggett, Vogt and Webb PA contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ Liggett, Vogt and Webb PA